Exhibit 8.1

Subsidiaries of Cellect Biotechnology Ltd.

The following table sets forth the name and jurisdiction of incorporation of our significant subsidiary as of the date hereof.

Name of Subsidiary	Jurisdiction of Incorporation

Cellect Biotherapeutics Ltd.	Israel